SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☒	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

HEDGEPATH PHARMACEUTICALS, INC.

(Name of Registrant As Specified In Its Charter)

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☐	check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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HEDGEPATH PHARMACEUTICALS, INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

June 3, 2019

Dear Stockholders:

We are furnishing the attached Information Statement to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of HedgePath Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”). The purpose of the Information Statement is to notify stockholders that, in lieu of a special meeting of the stockholders of the Company, and pursuant to Section 211(b) of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company (the “Board”) and Mayne Pharma Ventures Pty Ltd., the holder of approximately 56% of our outstanding voting securities as of such date (the “Voting Stockholder”), have taken and approved the following actions to:

(1) approve an amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding Common Stock at a ratio of between one-for-fifty and one-for-one hundred fifty, with such ratio to be determined at the sole discretion of the Board (the “Reverse Stock Split”), and with such Reverse Stock Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion; and

(2) approve a separate amendment to our Certificate of Incorporation (which, in the discretion of the Board, may be combined into one amendment or filed as two separate amendments as determined by the Board) to change the name of the Company from “HedgePath Pharmaceuticals, Inc.” to “Inhibitor Therapeutics, Inc.” (the “Name Change”).

This notice and accompanying Information Statement shall constitute notice to you of the Voting Stockholder taking the aforementioned corporate actions by written consent, without a meeting and by less than unanimous consent of our stockholders, under Section 228 of the DGCL.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement constitutes notice to you of the aforementioned corporate actions to be taken without a meeting, by less than unanimous consent of our stockholders, pursuant to Section 228 of the DGCL. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Reverse Stock Split and the Name Change. No meeting of our stockholders will be held or proxies requested because we have received written consent to these matters from the Voting Stockholder who holds a majority of the aggregate issued and outstanding shares of our voting stock.

Under Rule 14c-2(b) of the Exchange Act, none of the actions described in the Information Statement may be taken earlier than 20 calendar days after we have sent or given the Information Statement to our stockholders. We intend to distribute this Notice and Information Statement to our stockholders on or about June 7, 2019. The record date established for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, was May 24, 2019.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ : Nicholas J. Virca
Name: Nicholas J. Virca
Title: President and Chief Executive Officer

HEDGEPATH PHARMACEUTICALS, INC.

4830 W. Kennedy Blvd., Suite 600

Tampa, Florida 33609

(813) 509-2417

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You Are Requested Not To Send Us a Proxy

INTRODUCTION

This Information Statement is being furnished to the stockholders of HedgePath Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) in connection with the actions to be taken by us as a result of a written consent in lieu of a special meeting of stockholders pursuant to the Delaware General Corporation Law (the “DGCL”), dated May 24, 2019.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of May 24, 2019 (the “Record Date”), to inform our stockholders that the Board of Directors of the Company (the “Board”) and Mayne Pharma Ventures Pty Ltd., the holder of approximately 56% of our outstanding voting securities as of such date (the “Voting Stockholder”), have taken and approved the following actions (collectively, the “Corporate Actions”) to:

(1) approve an amendment (the “Reverse Split Amendment”) to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding Common Stock at a ratio of between one-for-fifty and one-for-one hundred fifty, with such ratio to be determined at the sole discretion of the Board (the “Reverse Stock Split”), and with such Reverse Stock Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion; and

(2) approve an amendment (the “Name Change Amendment” and together with the Reverse Split Amendment, the “Amendments”) to our Certificate of Incorporation to change the name of the Company from “HedgePath Pharmaceuticals, Inc.” to “Inhibitor Therapeutics, Inc.” (the “Name Change”). The Amendments may, in the discretion of the Board, be combined into one amendment or filed as two separate amendments as determined by the Board.

This Information Statement is being sent to you to notify you of the Corporate Actions being taken by written consent in lieu of a special meeting of our stockholders. On May 8, 2019, at a meeting of the Board, our Board adopted and approved the Reverse Stock Split, the Name Change and the Amendments and recommended in particular that the Reverse Stock Split be consummated based upon the subsequent determination of a specific reverse stock split ratio at the discretion of the Board.

On the Record Date, the Voting Stockholder, representing approximately 56% of the voting power of our Company as of the Record Date, adopted and approved by written consent the Reverse Stock Split, the Name Change and the Amendments.

The ability to proceed without a special meeting of the stockholders to approve, adopt and/or ratify the Corporate Actions is authorized by Sections 211 and 228 of the DGCL which provides that, unless otherwise provided in our Certificate of Incorporation and Second Amended and Restated Bylaws (as amended, the “Amended and Restated Bylaws”), action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least a majority of the voting power of the Company, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Such consent shall have the same force and effect as a majority vote of the stockholders and may be stated as such in any document. Our Certificate of Incorporation and Amended and Restated Bylaws do not contain any provisions contrary to the provisions of Sections 211 and 228 of the DGCL. Thus, to eliminate the costs to us and management time involved in holding a special meeting, and in order to take the Corporate Actions as described in this Information Statement, one of our stockholders representing in excess of 50% of the voting stock executed and delivered a written consent to us.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the DGCL and of Regulation 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement is dated as of June 3, 2019 and is first being sent or given to our stockholders of record on or about June 7, 2019.

On the Record Date, there were 370,446,185 shares of our Common Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders and 5,797,102 shares of preferred stock issued and outstanding (consisting solely of Series B Convertible Preferred Stock held by the Voting Stockholder) and entitled to notice of and to vote on all matters presented to stockholders (the “Series B Preferred Stock”, collectively with the Common Stock, the “Voting Securities”). Holders of Common Stock are entitled to one vote per share. Holders of Series B Preferred Stock are entitled to a number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock is convertible 17,391,306 shares of Common Stock as of the Record Date).

The required vote for the approval of the Name Change and the Name Change Amendment was the affirmative vote of a majority of the issued and outstanding Voting Securities as of the Record Date. The required vote for the approval of the Reverse Stock Split and the Reverse Split Amendment was the affirmative vote of a majority of the outstanding Voting Securities as of the Record Date.

On the Record Date, the Voting Stockholder, as the holder of record of approximately 56% of the outstanding shares of our Voting Securities, executed a written consent adopting, approving and ratifying the Corporate Actions. When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of the action to those stockholders who did not vote. This Information Statement and the accompanying notice constitute notice to you of action by written consent as required by Section 228 of the DGCL. Because we have obtained sufficient stockholder approval of the Corporate Actions, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Corporate Actions may not be completed until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Corporate Actions will not occur until that time has elapsed.

Dissenters’ Rights of Appraisal

Under the DGCL, Company stockholders are not entitled to appraisal rights with respect to the Corporate Actions.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, the Company had 370,446,185 shares of Common Stock issued and outstanding and 5,797,102 shares of Series B Preferred Stock issued and outstanding. The following table sets forth the beneficial ownership of the Common Stock as of the Record Date by each person who served as a director and/or an executive officer of the Company on that date, the number of shares beneficially owned by all of the Company’s directors and executive officers as a group, and any persons who beneficially own 5% or greater of the Common Stock as of the Record Date.

Name and address of beneficial owners	Amount and nature of beneficial ownership of Common Stock	Approximate percentage of outstanding Common Stock(1)
Mayne Pharma Ventures Pty Ltd(2)	248,244,247	59.1%
Hedgepath, LLC(3)	89,877,638	23.6%
Nicholas J. Virca(4)	9,037,519	2.4%
Garrison J. Hasara, CPA(5)	4,219,044	1.1%
Stefan J. Cross(6)	—	—
Dr. R. Dana Ono(7)	1,121,000	*
W. Mark Watson, CPA(8)	2,291,600	*
E. Brendan Magrab(9)	695,000	*
Robert D. Martin(10)	578,000	*
All directors and executive officers as a group (7 persons)	17,942,163	4.8%

*	Less than 1%
(1)

Applicable percentages are based on 370,446,185 shares outstanding as of the Record Date. This table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13G(s) filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)

Includes 198,653,051 shares of our Common Stock, 17,391,306 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and warrants to purchase 32,199,890 shares of our Common Stock. The address for Mayne Pharma Ventures Pty Ltd is 1538 Main North Road, Salisbury South 5106 SA, Australia.

(3)

Includes 79,627,069 shares of our Common Stock and a warrant to purchase 10,250,569 shares of our Common Stock. Our former Corporate Secretary, James A. McNulty, CPA, has sole voting and dispositive power over the securities held by Hedgepath, LLC. The address for Hedgepath, LLC is 324 S. Hyde Park Avenue, Suite 350, Tampa, FL 33606.

(4)

Mr. Virca is our Chief Executive Officer and President. Includes 8,727,519 shares of our Common Stock and 310,000 vested stock options. Mr. Virca’s address is 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(5)

Mr. Hasara is our Chief Financial Officer, Treasurer, Secretary, and Chief Compliance Officer. Includes 3,959,044 shares of our Common stock and 260,000 vested stock options. Mr. Hasara’s address is 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(6)	Mr. Cross is a director of our company. Mr. Cross’ address is c/o Mayne Pharma Ventures Pty Ltd, 1538 Main North Road, Salisbury South 5106 SA, Australia.
(7)

Dr. Ono is a director of our company. Includes 453,000 shares of our Common Stock and 668,000 vested stock options. Dr. Ono’s address is c/o HedgePath Pharmaceuticals at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(8)

Mr. Watson is a director of our company. Includes 1,053,600 shares of our Common Stock, warrants to purchase 500,000 shares of our Common Stock, and 738,000 vested stock options. Mr. Watson’s address is c/o HedgePath Pharmaceuticals at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(9)

E. Brandon Magrab is a director of our company. Includes 65,000 shares of our common stock and 630,000 vested stock options. Mr. Magrab’s address is c/o HedgePath Pharmaceuticals at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

(10)

Robert D. Martin is a director of our company. Includes 60,000 shares of our common stock and 518,000 vested stock options. Mr. Martin’s address is c/o HedgePath Pharmaceuticals at 4830 W. Kennedy Blvd., Suite 600, Tampa, FL 33609.

DESCRIPTION OF STOCKHOLDER ACTIONS — REVERSE STOCK SPLIT

Introduction

On May 8, 2019, our Board approved, at a meeting of the Board, to adopt the Reverse Split Amendment to our Certificate of Incorporation to effect a Reverse Stock Split of our issued and outstanding Common Stock at a ratio of between one-for-fifty and one-for-one hundred fifty, with such ratio to be determined at the sole discretion of the Board and with such Reverse Stock Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion. On May 24, 2019, the Voting Stockholder, acting by written consent, approved the Reverse Stock Split and the Reverse Split Amendment.

Effecting the Reverse Stock Split requires that our Certificate of Incorporation be amended. The text that will be incorporated into our Certificate of Incorporation upon effecting the Reverse Stock Split is attached as Annex A to this Information Statement. The Reverse Split Amendment, which will not be filed until at least twenty days following the date of this Information Statement, will be effective upon the filing of such Reverse Split Amendment with the Secretary of State of Delaware with such filing to occur, if at all, at the sole discretion of the Board.

There are two principal reasons for the Reverse Stock Split: (1) the Reverse Stock Split should increase the stock price of our Common Stock, which is currently trading on the OTCQB operated by OTC Markets Group Inc. (the “OTCQB”), to a level sufficiently above the minimum bid price requirement that is required to list on either The Nasdaq Capital Market or the NYSE American LLC (the Nasdaq Capital Market and the NYSE American LLC collectively referred to as the “Exchanges”) such that the Board, in its sole discretion, may apply for initial listing on either of the Exchanges and (2) the Reverse Stock Split may make it more feasible for the Company to raise third party equity funding which we will need for business operations.

Based on discussions with our advisors, we believe the Reverse Stock Split would increase our chances of raising funding by: (i) increasing the price of our Common Stock to levels that might attract a broader audience of potential investors (as of May 23, 2019, the closing price of our Common Stock was $0.08) and (ii) lower the number of our outstanding shares of Common Stock, resulting in a capitalization for our Company that might attract a broader audience of potential investors.

One principal effect of the Reverse Stock Split would be to decrease the number of outstanding shares of our Common Stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Stock Split will not have any dilutive effect on our stockholders since each stockholder would hold the same percentage of our Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The relative voting and other rights that accompany the shares of Common Stock would not be affected by the Reverse Stock Split.

The table below sets forth the number of shares of our Common Stock outstanding before and after the Reverse Stock Split based on 370,446,185 shares of Common Stock outstanding as of the Record Date.

	Prior to the Reverse Stock Split	Assuming a one- for-fifty Reverse Stock Split	Assuming a one- for-one hundred Reverse Stock Split	Assuming a one- for-one hundred fifty Reverse Stock Split
Aggregate Number of Shares of Common Stock Outstanding	370,446,185	7,408,924	3,704,462	2,469,641

The Reverse Stock Split will not have any impact on the number of authorized shares of Common Stock provided for in our Certificate of Incorporation which shall remain at 500,000,000 shares. Although the Reverse Stock Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease because we will not be reducing out authorized shares of Common Stock. The additional authorized but unissued shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding our business through the acquisition of other businesses or products. We do not currently have any plans, proposals or arrangements to issue any of the potentially newly available authorized shares that result from the Reverse Stock Split for any purposes. The Reverse Stock Split is not part of a broader plan to take us private.

Reasons for the Reverse Stock Split

The Board’s primary objectives in effecting the Reverse Stock Split, if necessary or if the Board otherwise desires, is to enable the Board to (i) raise the per share trading price of our Common Stock, which is currently trading only on the OTCQB, to allow for a listing of our Common Stock on one of the Exchanges and (ii) enable the Board to facilitate capital raising by the Company by attracting a broader audience of potential investors, either in connection with listing on an Exchange or otherwise. Our Board has determined that by increasing the market price per share of our Common Stock, we would meet the stock price element of the initial listing requirements of each of the Exchanges and our Common Stock could be initially listed on one of the Exchanges. Our Board concluded that the liquidity and marketability of our Common Stock will be adversely affected if it is not listed on an Exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. Our Board believes that current and prospective investors may view an investment in our Common Stock more favorably if our Common Stock is quoted on one of the Exchanges.

Our Board also believes that the Reverse Stock Split and any resulting increase in the per share price of our Common Stock should enhance the acceptability and marketability of our Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock.

While we believe that we will likely seek to implement the Reverse Stock Split in connection with a contemplated uplisting onto an Exchange and subsequent financing activities, we cannot assure you that the Board will ultimately determine to effect the Reverse Stock Split or if effected, at what ratio it will be effected or that the Reverse Stock Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Stock Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of our Common Stock will not decrease to its pre-split level, or that our market capitalization will be equal to the market capitalization before the Reverse Stock Split. Moreover, and notwithstanding the flexibility afforded to the Board as a result of having the ability to implement the Reverse Stock Split, the Board is not legally committed to (i) implementing the Reverse Split, (ii) listing the Common Stock on an Exchange or (iii) undertaking any financing in connection therewith.

Potential Disadvantages of the Reverse Stock Split

As noted above, the principal purpose of the Reverse Stock Split would be to help increase the per share market price of our Common Stock by up to a factor of one hundred fifty. However, we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by an equivalent multiple, or result in any permanent increase in the market price of our Common Stock. The price of our Common Stock is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Stock Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

Furthermore, and importantly, in order to qualify for listing on an Exchange, the Common Stock will need to trade above a required dollar value per share ($4.00 per share for the Nasdaq Capital Market and $3.00 per share for the NYSE American) for 30 days in any 60 day period following the Reverse Stock Split, and there is a risk that this key threshold for listing the Common Stock on an Exchange will not be met, which would lead to the inability to have the Common Stock listed on an Exchange. Investors or potential investors in the Common Stock should not hold their investments or make new investments in the Common Stock in reliance on the fact that the Common Stock will qualify for listing on an Exchange.

The number of shares held by each individual stockholder would be reduced if the Reverse Stock Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. This has two disadvantages. First, each of the Exchanges requires that we have a certain number of round lot stockholders to be initially listed (the Nasdaq Marketplace Rules require that we have 300 round lot stockholders and the NYSE American requires that we have 400 round lot stockholders). Second, the transaction costs to stockholders selling “odd lots” are typically higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Effecting the Reverse Stock Split

Any time twenty calendar days following the date of this Information Statement, if our Board concludes that it is in the best interests of our Company and our stockholders to effect the Reverse Stock Split, the Reverse Split Amendment will be filed with the Secretary of State of Delaware. The actual timing of the filing of the Reverse Split Amendment with the Secretary of State of Delaware to effect the Reverse Stock Split will be determined by our Board. In addition, if for any reason our Board deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Reverse Split Amendment, without further action by our stockholders. The Reverse Stock Split will be effective as of the date of filing with the Secretary of State of Delaware (the “Effective Time”). Upon the filing of the Reverse Split Amendment, without further action on our part or our stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of Common Stock based on a Reverse Stock Split ratio as determined by the Board. For example, if you presently hold 1,500 shares of our Common Stock, you would hold 30 shares of our Common Stock following the Reverse Stock Split if the ratio is one-for-fifty or you would hold 10 shares of our Common Stock if the ratio is one-for-one hundred fifty.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Stock Split is implemented, the number of shares our Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our Common Stock owned by each stockholder will remain unchanged except for any de minimus change resulting from rounding up to the nearest number of whole shares so that we are not obligated to issue cash in lieu of any fractional shares that such stockholder would have received as a result of the Reverse Stock Split. The number of shares of our Common Stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our Common Stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

	Prior to the Reverse Split	Assuming a one-for- fifty Reverse Stock Split	Assuming a one-for- one hundred Reverse Stock Split	Assuming a one-for- one hundred fifty Reverse Stock Split
Warrants	64,868,959	1,297,379	648,690	432,460
Plan Options	6,384,527	127,691	63,845	42,564
Series B Preferred Stock	17,391,306	347,826	173,913	115,942

Effect on Registration and Stock Trading

We are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our Common Stock. If the proposed Reverse Stock Split is implemented and our application for initial listing is otherwise accepted on either of the Exchanges, we will request that our Common Stock be initially listed under the symbol “HPPI” (or “INTI” if we have then affected the Name Change) however we cannot guarantee that the Exchanges will permit our use of “INTI.” If “INTI” is not available to us, we will announce our new symbol as soon as practicable.

Fractional Shares; Exchange of Stock Certificates

Our Board does not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. In lieu of any fractional shares, we will issue to stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. For example, if a stockholder holds 150.25 shares of Common Stock following the Reverse Stock Split, that stockholder will receive certificate representing 151 shares of Common Stock. No stockholders will receive cash in lieu of fractional shares.

As of the Record Date, we had 66 holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Stock Split and the rounding up of fractional shares to whole shares to result in a significant reduction in the number of record holders. We presently do not intend to seek any change in our status as a reporting company for federal securities law purposes, either before or after the Reverse Stock Split.

On or after the Effective Time, we will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing his, her or its post-Reverse Stock Split shares only by sending the exchange agent (who will be the Company’s transfer agent) the stockholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Stockholders will not receive certificates for post-Reverse Stock Split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder, if elected in the letter of transmittal, a new stock certificate after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). A stockholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will be deemed to have requested to hold that stockholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder may return a properly executed and completed letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Authorized Shares

The Reverse Stock Split will not have any effect on the authorized number of shares of our Common Stock which is currently 500,000,000 shares. In accordance with our Certificate of Incorporation, as amended, and Delaware law, our stockholders do not have any preemptive rights to purchase or subscribe for any of our unissued or treasury shares.

Anti-Takeover and Dilutive Effects

As previously described, although the Reverse Stock Split will not have any dilutive effect on our stockholders, the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance will decrease because we will not be reducing out authorized shares of Common Stock. The additional shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private refinancings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Stock Split will give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or the rules of the Exchanges. The Reverse Stock Split is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding Common Stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in us. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our Common Stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock. This summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law or persons that do not hold our Common Stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. Each stockholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

DESCRIPTION OF STOCKHOLDER ACTIONS —

CHANGE OF NAME TO “INHIBITOR THERAPEUTICS, INC.”

AND RELATED AMENDMENT TO ARTICLES OF INCORPORATION

Introduction

On May 8, 2019, our Board approved, at a meeting of the Board, to adopt the Name Change Amendment to our Certificate of Incorporation to change the Company’s name to “Inhibitor Therapeutics, Inc.” On May 24, 2019, the Voting Stockholder, acting by written consent, approved the Name Change and Name Change Amendment.

Implementing the Amendment requires that our Certificate of Incorporation be amended. The text that will be incorporated into our Certificate of Incorporation upon effecting the Name Change Amendment is attached as Annex B to this Information Statement. The Name Change Amendment, which will not be filed until at least twenty days following the date of this Information Statement, will be effective upon the filing of such Name Change Amendment with the Secretary of State of Delaware.

Reasons for the Amendment

In connection with the Company’s expansion of its mission to discover, develop and ultimately commercialize innovative therapeutics for patients with certain cancers and non-cancerous proliferation disorders related to the Hedgehog signaling pathway and otherwise following the transfer by the Company of its regulatory and clinical development program for SUBA®-Itraconazole for the treatment of basal cell carcinoma nevus syndrome to the Voting Stockholder, the Board determined that it would be appropriate to rename the Company to reflect the Company’s broader mission. The Board believes that “Inhibitor Therapeutics, Inc.” captures the essence of the Company’s new mission statement. Please see Annex B attached to this Information Statement for the entire language of the Name Change Amendment.

The Change of Name will result in the Company changing its trading symbol to “INTI”. The Change of Name and symbol may cause a temporary inconvenience with regard to the name recognition of the Company. However, management believes that the potential advantages that will accrue to the Company as a result of the Change of Name will outweigh any temporary disadvantages that may occur.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and any reports prior to or subsequent to that date.

These reports and other information filed by the Company with the SEC may be inspected and are available for copying at the public reference facilities maintained at the SEC at 100 F Street NW, Washington, D.C. 20549.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov. The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed under the Exchange Act, are also available to any stockholder at no cost upon request to: 4830 W. Kennedy Blvd., Suite 600, Tampa, Florida 33609.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Nicholas J. Virca. Mr. Virca will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Delivery of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 4830 W. Kennedy Blvd., Suite 600, Tampa, Florida 33609.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Garrison J. Hasara
Name: Garrison J. Hasara
Title: Chief Financial Officer, Treasurer and Secretary

Annex A

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

HEDGEPATH PHARMACEUTICALS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of HedgePath Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (the “Board”) adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”).

SECOND: That upon the effectiveness of this Certificate of Amendment (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each              (    ) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive a full share of Common Stock upon the surrender of such stockholders’ old stock certificate. No stockholders will receive cash in lieu of fractional shares.

THIRD: That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FIFTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on the date of the filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this      day of                 , 2019.

HEDGEPATH PHARMACEUTICALS, INC.

By:
Name:
Title:

A-1

Annex B

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

HEDGEPATH PHARMACEUTICALS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of HedgePath Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (the “Board”) adopted a resolution proposing and declaring advisable the following amendment to Article FIRST of the Certificate of Incorporation of said Corporation:

“FIRST: The name of the corporation is Inhibitor Therapeutics, Inc. (the “Corporation”). The Corporation is to have perpetual existence.

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on the date of the filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this      day of                 , 2019.

HEDGEPATH PHARMACEUTICALS, INC.

By:
Name:
Title:

B-1